Exhibit 99.1

Heritage Insurance Holdings, Inc. Announces Offering of $125,000,000 of Convertible Senior Notes Due 2037

Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a property and casualty insurance holding company, today announced that it intends to offer, subject to market and other conditions, $125,000,000 aggregate principal amount of convertible senior notes due 2037 (the “Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the Company expects to grant the initial purchaser for the offering a 30-day option to purchase up to an additional $18,750,000 aggregate principal amount of Notes.

The Notes will be senior unsecured obligations of the Company and will be guaranteed on a senior unsecured basis by Heritage MGA, LLC, a wholly owned subsidiary of the Company and managing general agent that manages substantially all aspects of the Company’s Florida insurance subsidiary’s business. If the Company determines at the time of pricing of the Notes that shareholder approval would be required under applicable New York Stock Exchange rules, the Notes will be convertible, subject to various conditions and during certain periods, solely into cash unless and until the Company obtains such shareholder approval. Following the receipt of such shareholder approval, or if the Company determines that no such shareholder approval is required, the Notes will be convertible, subject to various conditions and during certain periods, into cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. The Company will have the option to redeem all or any portion of the Notes on or after August 5, 2022, at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the redemption date. In addition, if the Company’s previously announced acquisition of NBIC Holdings, Inc. (the “NBIC Acquisition”) is not consummated prior to June 8, 2018 or if the related acquisition agreement is terminated, the Company may redeem all, but not less than all, of the Notes at a redemption price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the redemption date, plus 75% of the excess, if any, of the Notes’ conversion value at the time of redemption over their initial conversion value. Holders of the Notes will be able to cause the Company to repurchase their Notes for cash on any of August 1, 2022, August 1, 2027 and August 1, 2032 and upon the occurrence of certain fundamental changes, in each case at 100% of their principal amount, plus accrued and unpaid interest.

Heritage expects to use the net proceeds from the sale of the Notes to: (i) repurchase up to $40 million of shares of its common stock and (ii) fund the cash portion of the NBIC Acquisition. As previously announced, the NBIC Acquisition is expected to close as early as the fourth quarter of 2017, subject to customary closing conditions, including regulatory approval. Pending the allocation of the net proceeds of the Notes to finance the cash portion of the consideration for the NBIC Acquisition, the net proceeds may be invested in overnight or other short-term financial instruments.

The offering is not conditioned upon the completion of the NBIC Acquisition, which, if completed, will occur subsequent to the closing of the offering. In the event that the Company does not consummate the NBIC Acquisition, the remaining balance of the net proceeds from the offering will be used to fund the redemption of the Notes (if it so elects) or for general corporate purposes.

The repurchase of shares of the Company’s common stock would occur in privately negotiated transactions effected with or through the initial purchaser or its affiliate. The Company expects to repurchase such shares from purchasers of the Notes in the offering at a purchase price per share equal to the closing price per share of the Company’s common stock on the date of the pricing of the offering. These repurchases could increase, or prevent a decrease in, the market price of the Company’s common stock or the Notes concurrently with the pricing of the Notes, and could result in a higher effective conversion price for the Notes.

The exact timing and terms of the offering will depend on market conditions and other factors. Neither the Notes nor any shares of the Company’s common stock that may be issuable upon conversion of the Notes have been or are expected to be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Heritage Insurance Holdings Inc.

Heritage Insurance Holdings, Inc. is a property and casualty insurance holding company headquartered in Clearwater, Florida. Its subsidiaries, Heritage Property & Casualty Insurance Company and Zephyr Insurance Company, write personal and commercial residential premium through a large network of experienced agents in Florida, Hawaii, North Carolina, South Carolina, Georgia and Alabama. Heritage Insurance Holdings, Inc. is led by a seasoned senior management team with an average of 30 years of insurance industry experience.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, including, without limitation, statements about the Company’s expected use of proceeds and the proposed NBIC Acquisition, relate to Heritage’s current expectations, beliefs, projections and similar expressions concerning matters that are not historical facts and are not guarantees of future performance. Forward-looking statements involve uncertainties, risks, assumptions and contingencies, many of which are outside Heritage’s control that may cause actual results to differ materially from those described in or implied by any forward-looking statements. All forward-looking statements are based on currently available information and speak only as of the date on which they are made. Heritage assumes no obligation to update any forward-looking statement made in this press release that becomes untrue because of subsequent events, new information or otherwise, except to the extent it is required to do so in connection with its ongoing requirements under Federal securities laws. For a further discussion of factors that could cause Heritage’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Heritage’s Annual Report on Form 10-K for the year ended December 31, 2016 and other risks described in documents filed by Heritage from time to time with the Securities and Exchange Commission.

Heritage Insurance Holdings Inc.

Investor Contact:

Steve Martindale, CFO

727-362-7203

smartindale@heritagepci.com

or

Joseph Peiso, Investor Relations Director

727-362-7261

jpeiso@heritagepci.com